REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Hospitality Worldwide Services, Inc.
New York, New York



We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Hospitality Worldwide Services, Inc. on Form S-3 of our report dated March 21, 1997, relating to the consolidated financial statements of Hospitatlity Worldwide Services, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Hospitality Worldwide Services, Icn. for the year ended December 31, 1997.

We also consent to the reference to us under the captiaon "Experts" in the Prospectus.




/s/ BDO Seidman, LLP

BDO Seidman, LLP


New York, New York
November 16, 1998